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                                           Ex-99.(l)

April 20, 2007

The Board of Directors
Genworth Life and Annuity Insurance Company
Genworth Life Insurance Company of New York
6610 West Broad Street
Richmond, VA 23230


Re:    Genworth Life & Annuity VL Separate Account 1 (811-04885)
       RetireReadySM Accumulator SEC File No. 333-72572
       RetireReadySM Legacy SEC File No. 333-111213
       RetireReadySM Protection Plus SEC File No. 333-40820
       Genworth Life of New York VL Separate Account 1 (811-09861) RetireReadySM Accumulator NY SEC File No. 333-88312


Sear Sir or Madam:

In my capacity as Chief Actuary for Genworth Life and Annuity Assurance Company and Genworth Life Insurance Company of New York (each a "Depositor"), I have provided actuarial advice concerning the variable life insurance products listed above. I also provided actuarial advice concerning the preparation of Registration Statement on Form N-6, for the products listed above (the "Registration Statements") for filing with the Securities and Exchange Commission under the Securities Act of 1993 in connection with the policies. For each of the Registration Statements, in my opinion:

(1) the illustrations of cash surrender value, case values, death benefits, and/or any other values illustrated as part of the sales process are consistent with the provisions of the applicable policy and Depositor's administrative procedures; and

(2) the rate structure of the policy for each Registration Statement listed above has not been designed so as to make the relationship between premiums and benefits materially more favorable for any particular class of policyholders.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Paul A. Haley


Paul A. Haley
Chief Actuary
Genworth Life and Annuity Insurance Company
Genworth Life Insurance Company of New York